PASADENA, Calif., Tuesday, September 24, 2007/Business Wire/ -- Sanguine Corporation (OTC Bulletin Board: SGNC), presents a message to its shareholders:

Dr Drees, Chairman and CEO of Sanguine stated, “Dear Sanguine Shareholders, let me take this opportunity to bring you current on the many programs that we have been working on during this last year.  It has been a very important time for our company.  Below you will find a brief overview on the product, PHER-O2, a synthetic red blood cell substitute and oxygen carrier; the current status for its FDA approval; significant changes to our management team; a direction moving our development stage company into a stronger and more diverse position; and what we see as a strong future for our shareholders.

In November of this last year, we completed our pre-Investigation New Device (pre-IND) meeting with the FDA.  At this meeting, management presented phase II data and our proposed testing protocol as prepared by our previously announced program management team, including Dr. Shapiro from the University of Alberta in Edmonton.  The data presented to the FDA related to Islet Cell transportation in a bath including emulsified PHER-O2.  We have completed pre-animal trials as part of the Islet Cell transplant program.  The FDA has classified the product as a device, which our management believes should significantly reduce the cost and timeframe of an approval.  The FDA requested that follow up information related to a Master Drug File and a Method of Use be completed to support a 510(k) Medical Device application.  Management expects this to be completed in the near future; however several important areas have been considered in preparing for the future of Sanguine.”

Sanguine Corporation is a bio-pharmaceutical company focused on the development of oxygen-carrying synthetic substitutes for human red blood cells and numerous other areas requiring oxygen perfusion.  The Company’s current product, PHER-O2 is a second generation to the previously FDA approved Fluosol DA product.  The Fluosol approval, led by Dr. Drees, was granted in Canada, the U.K, and Germany, Australia and New Zealand.  The goal is to replace the current product used for transporting living tissue, known as UW (University of Wisconsin) solution (trade name: Viaspan™). The availability of vital organs for transplant is severely limited, in part, because many of the systems most commonly used to preserve living tissue are believed to be based on 50-60 year old technologies and remain limited in their usefulness. As a result, organ banks do not have the true capability of storing organs for any significant length of time.  The benefit of transporting the living tissue in an Oxygenated bath is believed to be significantly better than the current technology available.  Once FDA approval is achieved, Sanguine believes that PHER-O2 will be used in a variety of ways, similar to Fluosol.  It is the Company’s goal to commence work with the many research programs that have contacted management related to adding PHER-O2 to their programs.  These programs are for both intravenous use as well as outside the body similar to the current 510(k) Medical Device approach.

We look forward to talking about these new Collaboration & Product Development programs; however, they relate to new partnerships for sales and/or licensing of PHER-O2.  The projects under consideration are, and which are planned for collaborative effort, involve the transporting organs; new methods enabling the transport of organs at higher temperatures, further islet cell transportation; and surface wound treatment programs, metabolic imaging, and numerous other programs.  Our goal is to complete the FDA 510(k)-device application, and then commence sales and licensing of PHER-O2.  In parallel, programs using PHER-O2 internally will be completed.  For intravenous use, PHER-O2 would be considered as a Biological agent.

To complete the above programs, we plan increase our management and advisory staff.  We have completed the first phase of securing new management.  We look forward to talking more about our new team in the future; however, we plan to rapidly move from a company doing research and development of PHER-O2 into a company with an FDA approved product ready for sales; and we are considering new opportunities such as potential acquisitions.  When considering the possibility of acquisitions, our management team will ensure that the new company Sanguine is becoming has the ability to provide our employees and shareholders with long-term stability and opportunity.

For information related to the Sanguine Corporation, contact Investor Relations: Michael Dancy, 801-746-3570, email: medancy@allwest.net, or visit: www.sanguine-corp.com.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.”